Pricing Supplement No. 23 dated July 30, 2003 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$200,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐
Original Issue Date:	August 6, 2003	Closing Date:	August 6, 2003	CUSIP Number:	78442F BB3
Maturity Date:	August 15, 2005	Option to Extend Maturity:	☒ No ☐ Yes	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:
Redeemable at the option of the Company:	☒ No ☐ Yes	Redemption Price: Redemption Dates:	Not Applicable. Not Applicable.
Repayment at the option of the Holder:	☒ No ☐ Yes	Repayment Price: Repayment Dates:	Not Applicable. Not Applicable.
Applicable to Floating Rate Notes Only:
Floating Rate Index:
	☐ CD Rate	Index Maturity: Three Months.
☐ Commercial Paper Rate
	☐ CMT Rate	Spread: Plus 8 basis points (0.08%).
☐ Federal Funds Rate
	☒ LIBOR Telerate	Initial Interest Rate: TBD.
☐ LIBOR Reuters
	☐ Prime Rate	Interest Rate Reset Period: Quarterly.
☐ 91-Day Treasury Bill Rate
Reset Date(s):	Each March 15th, June 15th, September 15th and December 15th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning September 15, 2003.	Interest Payment Date(s):	Each March 15th, June 15th, September 15th and December 15th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning September 15, 2003.

Deutsche Bank Securities	JPMorgan
Joint Book-Running Managers

Banc of America Securities LLC	Banc One Capital Markets, Inc.
Barclays Capital	Credit Suisse First Boston
Lehman Brothers	Wachovia Capital Markets
Co-Managers

July 30, 2003

Interest Determination Date(s):	2 London and New York Business Days prior to the related Reset Date.	Interest Period(s):	From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Accrual Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Accrual Period).
Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.
Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.
Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
Agents	Principal Amount of Notes
J.P. Morgan Securities Inc.	$75,000,000.00
Deutsche Bank Securities Inc.	75,000,000.00
Banc of America Securities LLC	8,334,000.00
Banc One Capital Markets, Inc.	8,334,000.00
Barclays Capital Inc.	8,333,000.00
Credit Suisse First Boston LLC	8,333,000.00
Lehman Brothers Inc.	8,333,000.00
Wachovia Capital Markets, LLC	8,333,000.00

Total	$200,000,000.00
Issue Price:	100%.
Agents' Commission:	0.02%.
Net Proceeds:	$199,960,000.
Concession:	None.
Reallowance:	None.
CUSIP Number:	78442F BB3.
ISIN Number:	US78442F BB31.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.